SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             Nabi Biopharmaceuticals
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                                (Name of Issuer)

                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    629519109
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                                 (CUSIP Number)

                              Marc Weingarten, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   May 5, 2006
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                          (Date of Event which Requires
                            Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [X]

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 8 Pages)
                           --------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                             ---------------------
CUSIP NO.      629519109              SCHEDULE 13D         PAGE 2 OF 8 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           HARVEST MANAGEMENT, L.L.C.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                                    (b) [X]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      ----------------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    5,615,658
  OWNED BY            ----------------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     -0-
                      ----------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                5,615,658
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

             5,615,658
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.4%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IA
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                             ---------------------
CUSIP NO.       629519109             SCHEDULE 13D         PAGE 3 OF 8 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               JAMES MORGAN RUTMAN
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                                    (b) [X]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      ----------------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    5,615,658
  OWNED BY            ----------------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     -0-
                      ----------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                5,615,658
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,615,658
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.4%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                             ---------------------
CUSIP NO.       629519109             SCHEDULE 13D         PAGE 4 OF 8 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                NATHANIEL BOHRER
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                                    (b) [X]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      ----------------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    5,615,658
  OWNED BY            ----------------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     -0-
                      ----------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                5,615,658
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,615,658
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.4%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                             ---------------------
CUSIP NO.       629519109             SCHEDULE 13D         PAGE 5 OF 8 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            MARJORIE GOCHBERG KELLNER
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                                    (b) [X]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-
                      ----------------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    5,615,658
  OWNED BY            ----------------------------------------------------------
    EACH                 9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     -0-
                      ----------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                5,615,658
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,615,658
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.4%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                             ---------------------
CUSIP NO.      629519109              SCHEDULE 13D         PAGE 6 OF 8 PAGES
------------------------------                             ---------------------

       The Schedule 13D filed on May 2, 2006 by Harvest Management, L.L.C. ("Harvest Management"), James Morgan Rutman, Nathaniel Bohrer and Marjorie Gochberg Kellner (collectively, the "Reporting Persons"), relating to the shares ("Shares") of common stock, $0. 10 par value, of Nabi Biopharmaceuticals (the "Issuer"), is hereby amended as set forth below by this Amendment No. 1 to the
Schedule 13D.

ITEM 4.           PURPOSE OF TRANSACTION.

Item 4 of the Schedule 13D is hereby amended by the addition of the following:

       On May 5, 2006, Harvest Management sent a letter to the Issuer with respect to the determination of a quorum at its annual meeting, a copy of which is attached hereto as Exhibit B and incorporated by reference herein.


ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

Paragraph (c) of Item 4 of the Schedule 13D is hereby amended and restated as follows:

         (c) No transactions in the Shares were effected by the Reporting Persons since the most recent filing of Schedule 13D.

Item 7.           MATERIAL TO BE FILED AS EXHIBITS

Item 7 of the Schedule 13D is hereby amended by the addition of the following:

Exhibit B -  Letter to the Issuer, dated May 5, 2006

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CUSIP NO.      629519109             SCHEDULE 13D           PAGE 7 OF 8 PAGES
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                                     SIGNATURES

        After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 8, 2006


                                  HARVEST MANAGEMENT, L.L.C.

                                  By:  /s/ Marjorie Gochberg Kellner
                                       -----------------------------------
                                       Name: Marjorie Gochberg Kellner
                                       Title: Managing Member



                                  /s/ James Morgan Rutman
                                  -----------------------------------
                                  JAMES MORGAN RUTMAN




                                  /s/ Nathaniel Bohrer
                                  -----------------------------------
                                  NATHANIEL BOHRER




                                  /S/MARJORIE GOCHBERG KELLNER
                                  -----------------------------------
                                  MARJORIE GOCHBERG KELLNER

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CUSIP NO.      629519109             SCHEDULE 13D           PAGE 8 OF 8 PAGES
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                                    EXHIBIT INDEX
                                    -------------

1. Exhibit A - Joint Acquisition Statement, dated May 2, 2006 (previously filed)
2. Exhibit B - Letter to the Issuer, dated May 5, 2006